Exhibit 99



                    IKON NAMES MATTHEW J. ESPE PRESIDENT AND
                             CHIEF EXECUTIVE OFFICER
    Espe, Former President and CEO of GE Lighting, Brings Proven Track Record
                 of Building Revenue and Profitability Through
               Distribution, Sales and Marketing on a Global Scale

    Smooth Transition Expected with James J. Forese Remaining as Chairman of
                 IKON's Board of Directors Through February 2003


Valley Forge, Pennsylvania - August 29, 2002 - IKON Office Solutions (NYSE:IKN), a leading provider of business communications solutions, today announced that Matthew J. Espe has been appointed President and Chief Executive Officer. Mr. Espe was most recently President and Chief Executive Officer of GE Lighting, a $3 billion business with 35,000 employees and 55 manufacturing facilities across North America and around the world. He brings to his new position at IKON more than 20 years experience in distribution, sales and marketing and a proven track record for building and leading businesses on a global scale, while increasing revenue and profitability. As indicated in the Company's plan for a smooth transition to new leadership, previously announced in March 2002, James J. Forese will remain as Chairman of the Board of Directors until the Company's next annual meeting in February 2003.

Richard A. Jalkut, Lead Independent Director of IKON's Board, said, "We are very pleased to have an executive of Matthew Espe's caliber to lead IKON. The Board of Directors was determined to find a disciplined and talented executive with the proven skills and right experience to move this Company to the next level. We also wanted to choose a person of integrity who would be dedicated to the highest principles of corporate governance. After an executive search that was comprehensive both internally and externally, we decided that Matthew Espe was the best qualified candidate to become President and CEO of IKON. As a rising star at one of the most successful companies in America today, Matt has proven again and again, at a variety of GE business units, that he has an outstanding ability to build and lead great businesses. His experience working with Japanese suppliers will be especially helpful to IKON's relationships with our important vendors, including Canon and Ricoh. We believe his combination of innovative planning and broad operational experience in global distribution businesses can provide the impetus IKON needs to increase revenue and profitability and build sustained growth for the future. Matt has created real, measurable value everywhere he has worked. We fully expect that he will build lasting value for all constituents of IKON as well. Matt has a firm base on which to build, thanks to the hard work and strategic vision Jim Forese has contributed to this business over the last four years."

Mr. Espe said, "I am excited to have the opportunity to join the highly-energized IKON team. IKON has worked long and hard to successfully integrate its businesses and build a strong foundation for a promising future, and I believe it's time now to realize that promise, build shareholder value and make IKON the undisputed leader in its industry. This Company has strong fundamentals, a solid balance sheet and the right structure for the current competitive environment. I intend to keep the Company focused on new technologies and market opportunities, to continue to improve IKON's customer-centered business model and to maintain the consistency of IKON's strategic direction and solid execution. We will move forward quickly with no loss of the momentum this business has built so strongly over the last few years."

Mr. Forese stated, "For six months, we have moved steadily and methodically to find the ideal person to take the helm of IKON, following the plan we put in place to ensure a smooth transition to new leadership of the Company. Our goal was to maintain continuity and stability in the great progress we have made. Matthew Espe has broad operational experience and an exceptional background in successful marketing and sales in global distribution businesses, similar to IKON's operations and business model. He is customer-focused and adept at introducing and building on new products and services. His success in increasing revenue and controlling costs while growing a variety of different businesses fits precisely with IKON's strategy of establishing sustained growth for this Company. I am very pleased to welcome Matt to IKON and look forward to working closely with him over the next few months."

Mr. Espe, 43, began his career with GE in 1980 and rose steadily through the ranks of general management at the company both in domestic and international operations. In 1994, he was given full responsibility for a GE Plastics venture in the Netherlands. Over the next five years, he held increasingly important leadership posts for this GE business unit in Europe and Asia, as he built a reputation for improving productivity, increasing revenues and focusing sharply on customer service. In 1999, Mr. Espe was appointed President of GE Plastics Europe and charged with fully integrating this $2 billion business. In May 2000, Espe returned to the U.S. to take the position of President and CEO of GE Lighting. He has begun the transformation of GE's oldest business by improving global interaction of manufacturing, technology and sourcing within the company. He has improved service rates at key accounts, improved product mix and reduced costs.

Espe received his undergraduate degree from the University of Idaho and while working at GE went on to earn an MBA from Whittier College in 1984. He is married and has four children.

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IKON Office Solutions is one of the world's leading providers of products and services that help businesses communicate. IKON provides customers with total business solutions for every office, production and outsourcing need, including copiers and printers, color solutions, distributed printing, facilities management, imaging and legal document solutions, as well as network design and consulting, and e-business development. IOS Capital, LLC, a wholly-owned subsidiary of IKON, provides lease financing to customers and is one of the largest captive finance companies in North America. With Fiscal 2001 revenues of $5.3 billion, IKON has approximately 600 locations worldwide including the United States, Canada, Mexico, the United Kingdom, France, Germany, Ireland and Denmark.

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